Exhibit 10.1
Employment Agreement
     THIS AGREEMENT is made and entered into this 6th day of February, 2006, by and between COMMERCIAL METALS COMPANY, a Delaware corporation with offices at 6565 N. MacArthur Boulevard, Suite 800, Irving, Texas 75039 (“Company”) and Clyde P. Selig, 89 Granburg Circle, San Antonio, Texas 78218 (“Selig”).
     WHEREAS, Selig has been employed by a subsidiary of the Company for over 43 years, most recently as Vice President of the Company and President and Chief Executive Officer of the CMC Steel Group and before relinquishing the duties of each of those positions effective January 26, 2006; and
     WHEREAS, effective as of February 1, 2006 the Company desires to continue the employment of Selig with the Company as an advisor to provide assistance and consultation with respect to the operations of the Company’s domestic mills and CMCZ segments and, by mutual agreement, other segments of the Company; and
     WHEREAS, Selig desires to continue his employment status in such capacity and perform services for the Company on the terms and conditions as hereinafter set forth;
     NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:
1.	Status and Duties of Selig.
A.	Effective January 27, 2006, Selig shall continue his employment and report to the Chief Executive Officer (CEO) and the Chief Operating Officer (COO) of the Company and, upon the request of either the CEO or COO and subject to the terms hereof, render assistance and advice to the CEO or the COO on such matters involving the Company’s business as the CEO or COO shall consider appropriate. Selig’s duties shall include, but shall not be limited to, giving advice with regard to the Company’s domestic mills and CMCZ segments on such matters as organization, expansion, acquisitions, operations, dispositions, strategy or other managerial questions or concerns that may arise from time to time. Among various assignments, it is contemplated that Selig shall remain a member of the CMC Zawiercie S.A. Supervisory Board for the term of this Agreement. Selig shall be a resource for corporate-wide activities in leadership development, safety and utilities. With the mutual consent of both parties, Selig’s duties may include similar tasks with other segments of the Company. On all matters relating directly to the CMC Steel Group, Selig shall report to the President of that group.

B.	Selig shall perform such duties at his residence in San Antonio, Texas, the Company’s office at the address set forth above, or at such other place or places as Company and Selig may, by mutual agreement, deem appropriate.

C.	Selig shall be scheduled and available to perform services under this Agreement for not less than 30 hours per week. Selig shall be entitled to time off for vacations, holidays, sick leave or other excused absences in accordance with Company policy. However, it is understood that Selig will do his utmost to make himself available for meetings, phone or email communications whenever practical.
2.	Compensation.
A.	As compensation for rendering the requested services hereunder, the Company shall pay Selig a base salary of two hundred fifty thousand dollars ($250,000.00) per year to be paid in accordance with the Company’s usual payroll practices. For fiscal year 2006, Selig shall be eligible to receive a discretionary bonus with consideration of the pro-rated period of his employment as President and CEO of the CMC Steel Group during fiscal year 2006 and after consideration of the financial results of the CMC Steel Group and of the Company for fiscal year 2006. The amount of such bonus shall be recommended by the Company’s CEO and subject to approval by the Company’s Board of Directors or Compensation Committee thereof. Following the 2006 fiscal year, Selig will be eligible for an annual bonus award based upon business performance, set goals and the subjective assessment of his value and contributions or such other criteria as may be established by the Company’s CEO and COO, provided that such bonus award shall not exceed 100% of his annual base salary.

B.	Selig shall be reimbursed for all reasonable expenses including out-of-pocket travel and living expenses incurred while traveling further than 50 miles distance from the residence address above in connection with the performance of services under this Agreement. The Company shall promptly reimburse Selig for such reasonable expenses after receipt of documentation from Selig as required by the Company’s policy as it may exist from time to time for expense reporting and accounting.

C.	In the event of the death of Selig or disability which renders Selig unable to perform any duties for more than sixty (60) consecutive days during the term of this Agreement, his services shall terminate provided that the Company shall, for the remainder of the term of this Agreement, continue to pay an amount, equal to Selig’s base salary less all required deductions including withholding taxes, to the beneficiary designated for his Company life insurance benefit or, if no such designation has been made, to his estate or, in the case of his disability, to him or his lawfully appointed guardian. During the term of this Agreement, Selig shall continue to be eligible to participate in all customary employee benefits offered employees by the Company including medical and life insurance on such terms and conditions as are applicable to all employees.

3.	Term of Agreement.
A.	The duration of employment pursuant to this Agreement shall commence February 1, 2006 and shall end August 31, 2007, unless earlier terminated for cause as hereinafter set forth. This Agreement can be extended by mutual agreement upon the end of the contract period.

B.	The Company may terminate Selig for cause at any time, and from that date forward no further obligations shall exist on the part of Company to Selig. Termination for cause shall mean termination based on the following events or conditions of which the Company has reasonably persuasive evidence:
1.	Overt and willful disobedience of orders or directives issued to Selig and within the scope of Selig’s duties to the Company.

2.	Conviction of Selig of the commission of deliberate, illegal acts in connection with the performance of duties under this Agreement.

3.	Violation by Selig of the Company’s rules and policies concerning business conduct, conflicts of interest, or the non-competition or confidentiality obligations of this Agreement.

4.	The immoderate use of alcoholic drinks or illegal narcotics which renders Selig incapable of performing services to a normal extent.
4.	Non-Competition Agreement.
A.	In consideration of the payments to be made by the Company to Selig under this Agreement, Selig agrees and covenants with the Company that during the duration of this Agreement, any renewals or extensions thereof, and for a period of twelve months following the termination of this Agreement for any reason (including normal expiration on August 31, 2007 or termination for cause), Selig will not either, directly or indirectly, (i) provide any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, governmental or quasi-governmental authority of any nature, or other entity (collectively, a “Person”) who is engaged in or is considering engaging in the manufacture, purchase, processing or sale of Restricted Products as herein defined, any consulting services or advice, or (ii) own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed by any Person who is engaged in or is considering engaging in the purchase, processing or sale of Restricted Products. Restricted Products means any steel products or materials including all forms of semi-finished, finished or fabricated steel products and ferrous and non-ferrous metals, including scrap metal, manufactured, purchased, processed or sold by the Company or any of its segments, including the CMC Steel Group and CMCZ, during the period of Selig’s employment with the Company and its subsidiaries prior to the date of this Agreement or during the term of this Agreement. This restriction shall apply to those activities of Selig described in (i) or (ii) above on behalf of any Person who is engaged in or is considering engaging in the purchase, processing or sale of Restricted Products within in the United States or Poland as well as any Person located outside of the United States or Poland who purchases or sells Restricted Products for import to or export from the United States or Poland.

B.	Notwithstanding the foregoing restrictions, nothing in this Agreement and this covenant not to compete shall be construed to restrict or prohibit ownership by Selig of stock of any company in competition with the Company listed on the New York or American Stock Exchanges or traded as a NASDAQ National Market Issue provided Selig’s combined ownership interest is not five (5) percent or more of the outstanding voting shares of the company.

C.	The Company and Selig agree that in the case of a breach by Selig of any of the foregoing covenants, damages would be difficult, if not impossible, to prove, and the Company shall be entitled to injunctive relief as its primary but not exclusive remedy against Selig. If Selig is found to have violated any of the foregoing covenants, the parties agree that the duration of the non-competition period set forth above shall be automatically extended by the same period of time that Selig is determined to be in violation of the foregoing covenants. The parties hereby further agree that the restrictions and obligations herein set forth including the duration of the non-competition obligation and territory covered by the obligations are reasonable in view of the substantial compensation being paid Selig under this Agreement, the nationwide reach of the Company’s operations and the worldwide sales and purchasing activities of the Company over the 43 years Selig has been employed by the Company. If any of the foregoing restrictions should be finally determined by any court to be unenforceable in any particular area or jurisdiction or enforceable in such area or jurisdiction only if modified in duration or scope, then the parties agree that this Agreement shall be amended and modified so as to eliminate there from the particular area or jurisdiction as to which such restriction is so held to be unenforceable or deemed amended or modified in duration or scope to comply with such court order; and as to all other areas and jurisdictions and terms and provisions hereof shall remain in full force and effect as originally written. The provisions of this paragraph and the rights and remedies to enforce such provisions shall be assignable in favor of any successor of the Company.
5.	Confidentiality.
A.	Selig acknowledges that he has occupied a position of trust and confidence with the Company as a key employee of over 43 years and during that period and during the performance of his duties under this Agreement, has had and will have the opportunity to become familiar with the following, any and all of which constitute confidential information of the Company (collectively, “Confidential Information”): (i) any and all trade secrets and proprietary technology concerning the business and affairs of the Company, manufacturing processes, product pricing, contract terms, hedging practices, data, know-how, formulae, compositions, processes, samples, inventions and ideas, past, current and planned product and steel mill expansion and development, supplier lists, customer lists, current and anticipated customer requirements, price lists, market studies, marketing plans and strategies, supply or sourcing information, business plans and computer software and programs of the Company and any other information, whether or not documented in any manner, of the Company that is a trade secret within the meaning of applicable trade secret law; (ii) any and all information concerning the businesses and affairs of the Company (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, new product development information, supplier or customer information, the names and backgrounds of key personnel, personnel training and techniques and materials), however documented; and (iii) any and all notes, analyses, compilations, studies, summaries, and other material prepared by or for the Company containing or based, in whole or in part, on any information included in the foregoing.

B.	Selig acknowledges and agrees that all Confidential Information known or obtained by Selig, whether before or after the date hereof, is the property of the Company. Therefore, Selig agrees that he shall not, at any time, other than as may be required and permitted by the Company in the course and scope of the services to be provided under this Agreement, use or disclose to any unauthorized Person or use for his own account or for the benefit of any third party any Confidential Information, whether Selig has such information in his memory or embodied in writing or other physical form, without the Company’s prior written consent, unless and to the extent that the Confidential Information is or becomes generally known to and available for use by the public other than as a result of the Selig’s actions or the actions of any other Person bound by a duty of confidentiality to the Company or one of its affiliates.

If Selig becomes legally compelled by deposition, subpoena or other court or governmental action to disclose any of the Confidential Information, then Selig will give the Company prompt notice to that effect, and will cooperate with the Company if the Company seeks to obtain a protective order concerning the Confidential Information. Selig will disclose only such Confidential Information as his counsel shall advise is legally required. Selig agrees to deliver to the Company, at any time the Company may request, all documents, memoranda, notes, plans, records, reports, and other documentation, models, components, devices, or computer software, whether embodied in a disk or in other form (and all copies of all of the foregoing), relating to the businesses, operations, or affairs of the Company or any of its affiliates and any other Confidential Information that Selig may then possess or have under his control.
6.	Notices.
     Any notice required to be given pursuant to this Agreement shall be in writing and shall be deemed given upon receipt if delivered by hand or if sent by mail (registered or certified mail, postage prepaid, return receipt requested) or on the next business day following the day of timely deposit for next day delivery if sent by a recognized overnight delivery service addressed to the respective address shown above.
7.	Modification.
     This Agreement may be modified only by the written consent of both of the parties hereto.

EXECUTED the day and year first above written.

COMMERCIAL METALS COMPANY
By:	/s/ Stanley A. Rabin
STANLEY A. RABIN
President and Chief Executive Officer

By:	/s/ Clyde P. Selig
CLYDE P. SELIG